Exhibit 15.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-286106 and 333-294551) on Form S-8 and registration statement (No. 333-291214) on Form F-3ASR of our reports dated April 23, 2026, with respect to the consolidated financial statements of WeRide Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG Huazhen LLP

Beijing, China

April 23, 2026